Consent of Independent Registered Public Accounting Firm

The Board of Trustees
First Variable Rate Fund for Government Income:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2008, with respect to the financial statements of the Calvert First Government Money Market Fund, the sole series of First Variable Rate Fund for Government Income, as of December 31, 2007 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/S/ KPMG LLP

Philadelphia, Pennsylvania
April 28, 2008